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                                                                       EXHIBIT 1


                         SECOND EXTENSION AND AMENDMENT
                                       TO
                             CONTRIBUTION AGREEMENT

     This Second Extension and Amendment to Contribution Agreement (this "Amendment"), effective as of October 4, 2002 (the "Effective Date"), is between
(1) Freeport LNG Investments, LLC, a Delaware limited liability company ("Investments"), (2) Freeport LNG-GP, Inc., a Delaware corporation (the "General Partner"), (3) Cheniere Energy, Inc., a Delaware corporation ("Cheniere"), (4) Cheniere LNG, Inc., a Delaware corporation ("Cheniere LNG") and (5) Freeport LNG Terminal, LLC, a Delaware limited liability company ("Terminal LLC" together with Cheniere and Cheniere LNG, the "Cheniere Entities"). Each of Investments, General Partner, and the Cheniere Entities is sometimes referred to herein as a "Party," and all of them together, are sometimes referred to herein as the "Parties."

                                    RECITALS

     WHEREAS, the Parties executed a Contribution Agreement, dated August 26, 2002, as amended by the Extension and Amendment to the Contribution Agreement, dated September 19, 2002 (collectively, the "Contribution Agreement") (capitalized terms used herein and not otherwise defined herein shall have the same meaning assigned to them in the Contribution Agreement); and

     WHEREAS, the Parties believe it is in the best interest of the Parties to amend the Contribution Agreement as set forth herein;

     WHEREAS, pursuant to Section 9.8 of the Contribution Agreement, the Contribution Agreement may be amended only by the written consent of the Parties.

     NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Amendment and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

                                    AGREEMENT

1.   The following defined terms shall be added to Article I of the Contribution
     Agreement:

     "Management Team Payables" has the meaning set forth in Section 2.3(a)(i).

     "Post October 11 Payables" has the meaning set forth in Section 2.3(a)(i).

     "Pre-Closing Accounts Payable" shall mean, collectively, any and all payments made by Investments for the Management Team Payables, Post October 11 Payables and Pre-October 11 Payables.

     "Pre-October 11 Payables" has the meaning set forth in Schedule 2.3(a)(ii) attached hereto.

2. Section 2.1(c)(ii) shall be modified by the addition of the following at the end of such Section:


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          "provided, however, that the Assumed Contract Payables (1) shall include payables incurred by the Cheniere Entities for work conducted after October 11, 2002 if, and only if, Investments or a member of the Management Team has approved such payables, and (2) have not been paid for as a Pre-Closing Account Payable."

3. Section 2.3(a) is hereby deleted and replaced in its entirety by the following:

          "2.3 Additional Contributions by Investments.

     (a) (i) Investments shall become responsible for and pay (1) the salaries and overhead expenses for the employees and independent contractors listed on Schedule 5.1(e) attached hereto from October 5, 2002 through the earlier to occur of the Transition Date (as defined in Section 5.1(e)(ii)) or termination of the Contribution Agreement, which salaries and overhead shall be payable pursuant to the terms set forth in Schedule 5.1(e) attached hereto (the "Management Team Payables"), and (2) all third-party costs for work conducted after October 11, 2002 and payable to vendors and contractors providing services or materials to the Project on the instruction or request of Investments or a member of the Management Team (the "Post October 11 Payables," and together with the Management Team Payables, the "Section 2.3(a)(i) Payables"). All payments to Cheniere for
     (1) the Management Team Payables shall be paid (A) for the month of October 2002, upon the execution of this Amendment, and (b) for each subsequent pay period, 5 days before each payable is due, and (B) the Post October 11 Payables shall be made promptly (but in any event, within 15 Business Days) after receipt by Investments of an invoice for such costs.

     (ii) In addition to the Section 2.3(a)(i) Payables, Investments shall make the payments set forth on and in accordance with Schedule 2.3(a)(ii) attached hereto."

4. Schedule 2.3(a) of the Contribution Agreement is hereby deleted and replaced in its entirety by Schedule 2.3(a) attached hereto.

5. Section 5.1(e) is hereby deleted and replaced in its entirety by the following:

          "(e) Management Team.

               (i) The Cheniere Entities shall pay all Management Team employees all compensation, including salaries, commissions, bonuses, deferred compensation, severance, insurance, pensions, profit sharing, vacation, sick pay and other compensation or benefits to which they are entitled for time periods ending on or before the Transition Date (as defined below).

               (ii) The Cheniere Entities will be responsible for maintenance and distribution of benefits accrued under any Employee Plan maintained by the Cheniere Entities pursuant to and if required by the provisions of such plans to the Management Team for the time period ending on or before the Transition Date. Investments, General Partner or the Partnership will not assume any Liability for any such benefits or any fiduciary or administrative responsibility to account for or dispose of any such accrued benefits under any Employee Plans maintained by the Cheniere Entities. From October 5, 2002 through the Transition Date, the Management Team shall remain employed by the Cheniere Entities. The Partnership shall


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          reimburse the Cheniere Entities for its expenses incurred for such transition services in accordance with Schedule 5.1(e). At such time following the Closing as the Partnership has established employee compensation and benefit plans satisfactory to the Partnership, and such compensation and benefit plans have become effective as to the Management Team, the Partnership, by written notice to the Cheniere Entities, shall become the employer of the Management Team. The date on which employment commences with the Partnership and ceases with the Cheniere Entities shall be the "Transition Date;" provided, however, that the Transition Date shall be no later than 90 days after the Closing Date.

               (iii) All claims and obligations under, pursuant to or in connection with any welfare, medical, insurance, disability or other Employee Plans of the Cheniere Entities, or arising under any Law affecting the Management Team incurred on or before the Transition Date or resulting or arising from events or occurrences occurring on or before the Transition Date (including, without limitation, any liability for (1) a Management Team member who have incurred a disability on or before the Transition Date, (2) a Management Team member on or eligible for COBRA continuation, (3) a Management Team member or his/her dependents hospitalized on or before the Transition Date, and (4) any retroactive assessment resulting from underfunding of any Employee Plan by any employer sponsors thereof prior to the Transition Date) will remain the responsibility of the Cheniere Entities, whether or not such employees are hired by the Partnership after the Transition Date. None of Investments, General Partner or the Partnership will have, nor will assume, any obligation or liability under or in connection with any such Employee Benefit Plan or, for any period prior the Closing, arising under any such Law. Notwithstanding anything contained in this Agreement to the contrary, none of Investments, General Partner or the Partnership will have, nor will assume, any obligations or liability arising from or related to the failure of any of the Employee Plans of the Cheniere Entities to comply with the applicable provisions of ERISA or any other Law governing or applicable to such Employee Plans.

               (iv) All claims and obligations under, pursuant to or in connection with any compensation or bonus plan of the Cheniere Entities (including, without limitation, any phantom stock plan, stock plan, option plan, or other similar plan or arrangement) pursuant to which any employee, director or officer of the Cheniere Entities receives or is entitled to receive compensation, in any form, solely as a result of the consummation of the transactions contemplated by this Agreement or the Related Documents will remain the responsibility of the Cheniere Entities, whether or not the employees participating in such plans are hired by the Partnership after the Transition Date. Investments, General Partner and the Partnership will not have, and will not assume, any obligation or liability under or in connection with any such plan.

               (v) Notwithstanding the termination of the employment of the Management Team members, the Cheniere Entities shall either (1) provide for the continued vesting of any stock options in Cheniere common stock granted to a Management Team member prior to the Transition Date and for so long as such Management Team member remains employed by the Partnership or (2) issue replacement warrants to such Management Team member in lieu of such stock options."

6. Schedule 5.1(e) is hereby deleted and replaced in its entirety by Schedule 5.1(e) attached hereto.

7. Section 6.2(d) is hereby amended by changing "(vii)" and "(viii)" to "(viii)" and "(ix)," respectively and adding the following:



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               "(vii) the Lease Agreement;"

8. Section 8.1(b)(iii) is hereby amended by changing the date therein from "October 4, 2002" to "December 13, 2002".

9. This Amendment shall be effective only for the specific purposes set forth herein, and, except as modified by this Amendment, the terms, covenants and provisions of the Contribution Agreement are hereby ratified and confirmed and shall continue in full force and effect.

10. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Each Party hereto agrees to accept the facsimile signature of the other Parties hereto and to be bound by its own facsimile signature; provided, however, that the Parties shall exchange original signatures by overnight mail.

                  [Remainder of Page Intentionally Left Blank]


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     IN WITNESS WHEREOF, the undersigned have caused this Amendment to be duly executed as of the Effective Date.


CHENIERE ENERGY, INC.


By:
         -----------------------------------
Name:
         -----------------------------------
Title:
         -----------------------------------


CHENIERE LNG, INC.


By:
         -----------------------------------
Name:
         -----------------------------------
Title:
         -----------------------------------


FREEPORT LNG TERMINAL, LLC


By:
         -----------------------------------
Name:
         -----------------------------------
Title:
         -----------------------------------


FREEPORT LNG INVESTMENTS, LLC


By:
         -----------------------------------
Name:    Michael S. Smith
Title:   Managing Member


FREEPORT LNG-GP, INC.

By:
         -----------------------------------
Name:    Michael S. Smith
Title:   Chief Executive Officer

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